EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Analyst Contact:	Michael M. Moran
Chief of Capital Markets
877-884-5662

Media Contact:	Joal Redmond
Corporate Communications
602-977-3797

FOR IMMEDIATE DISTRIBUTION:

CAPITOL BANCORP LIMITED REPORTS FIRST QUARTER EARNINGS

LANSING, Mich., and PHOENIX, Ariz.: April 23, 2004: Today, Capitol Bancorp Limited (NYSE:CBC) reported first quarter 2004 earnings. Earnings for the period totaled $4.4 million with basic and diluted earnings per share (EPS) of $0.32 and $0.30 respectively, versus the $0.45 and $0.44 figures reported in the 2003 period. Total assets approximated $2.9 billion at March 31, 2004, representing a 19 percent increase on an annualized basis.

Last week Capitol announced this anticipated decline in quarterly earnings, citing three matters as contributing factors to the results for the period. First, higher than expected loan growth ($100 million in the 2004 period, or an 18 percent annualized growth rate, compared to $60 million in the 2003 period) resulted in higher than planned provisions for loan losses to maintain an appropriate allowance for loan losses, commensurate with loan growth. Second, a special $1 million provision for loan losses was recorded at March 31, 2004 relating to one $1.5 million loan, based on recent developments relating to the borrower’s bankruptcy. Third, a corporate-wide risk management decision was made to exit mutual fund investments made by some of Capitol’s affiliate banks due to increased volatility in the bond market. Those mutual fund investments had previously been classified as available for sale and the loss accruals associated with this action approximated $500,000.

While the foregoing matters detracted from earnings performance, other elements of revenue and expenses demonstrated core earnings strength while readying the Corporation for a rapid return to its earnings pace. Net interest income increased 12 percent for the period, despite margin pressure from a continued low rate environment and the build-up of additional capital resources (total capital has increased 42 percent from a year ago) for planned growth initiatives. Factoring in a softening mortgage banking environment and excluding the impact of the loss accrual regarding the aforementioned mutual funds, noninterest income for the 2004 period remained level with the 2003 period and total net operating revenues would have once again experienced double digit growth versus the comparable period. Noninterest expenses in the 2004 period increased about 13 percent primarily due to the addition of one new bank in late 2003 and additional staffing at the banks to facilitate and accommodate further growth.

On the asset quality front, first quarter 2004 improvements were significant. Nonperforming loans decreased to less than 1 percent of total loans. Capitol’s allowance coverage ratio of nonperforming loans was nearly 150 percent at March 31, 2004. Total nonperforming assets also decreased to approximately 1 percent of total assets. On a linked-quarter basis, net loan charge-offs (annualized) decreased to 0.31 percent of average outstanding loans.

Commenting on the first quarter performance, Capitol’s chairman and CEO Joseph D. Reid said, “We took decisive actions that will best position the company for the growth we are experiencing and expecting. The fact that loan volume of $100 million developed so early in the year is exciting, because it should bode well for future periods with those loans now earning interest on the books of our affiliate banks. The first quarter should be viewed as a period of positioning. We remain as excited about 2004 as we did at the beginning of the year. Our significant improvements in asset quality are encouraging and we are hopeful that this is a trend that will continue.”

He added that the company has recently augmented its capital resources, in addition to significant capital added during the course of 2003, for additional bank development and is actively pursuing a variety of expansion opportunities. Capitol’s $2.9 billion balance sheet now boasts in excess of $365 million of total capital, representing a healthy 12.7 percent total capital-to-total assets ratio. With a $2.4 billion consolidated deposit base at March 31, 2004, representing a 15 percent increase on an annualized basis versus last year, solid core funding remains in place to support Capitol’s organic growth. Balance sheet strength is further reinforced by Capitol’s $33 million allowance for loan losses, or an approximate 1.41 percent of total loans outstanding at March 31, 2004.

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CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in $1,000s, except share and per share data)

	Three Months Ended		Year Ended
	March 31		December 31
	2004	2003	2003	2002
Condensed statements of operations:
Interest income	$41,449	$39,986	$164,416	$156,454
Interest expense	11,219	12,999	49,490	55,860

Net interest income	30,230	26,987	114,926	100,594
Provision for loan losses	3,508	1,890	9,861	12,676
Noninterest income	4,138	4,529	20,087	14,982
Noninterest expense	23,926	21,156	88,113	77,151
Income before federal income taxes	6,944	8,257	36,254	25,354
Net income	$4,416	$5,313	$23,380	$16,653

Per share data:
Net income - basic	$0.32	$0.45	$1.86	$1.64
Net income - diluted	0.30	0.44	1.77	1.57
Book value at end of period	15.82	14.01	15.60	13.72
Common stock closing price at end of period	$27.10	$21.15	$28.40	$23.20
Common shares outstanding at end of period	14,093,000	11,738,000	14,028,000	11,281,000
Number of shares used to compute:
Basic earnings per share	13,795,000	11,698,000	12,602,000	10,139,000
Diluted earnings per share	14,632,000	12,136,000	13,175,000	10,600,000

	1st Quarter	4th Quarter		3rd Quarter	2nd Quarter	1st Quarter
	2004	2003		2003	2003	2003
Condensed statements of financial position:
Total assets	$2,867,800	$2,737,062		$2,650,690	$2,614,376	$2,540,289
Portfolio loans	2,346,978	2,247,440		2,136,860	2,083,985	2,052,157
Deposits	2,375,851	2,288,664		2,262,838	2,243,139	2,181,440
Stockholders’ equity	222,916	218,897		205,458	179,856	164,471
Total capital	$365,316	$340,659		$287,530	$273,892	$257,578
Key performance ratios:
Return on average assets	0.64%	0.94%		0.92%	0.88%	0.86%
Return on average equity	7.97%	12.19%	*	12.56%	13.23%	13.10%
Net interest margin	4.71%	4.93%		4.87%	4.71%	4.71%
Efficiency ratio	69.62%	63.80%		64.21%	66.16%	67.13%
Asset quality ratios:
Allowance for loan losses / portfolio loans	1.41%	1.40%		1.43%	1.42%	1.46%
Total nonperforming loans / portfolio loans	0.94%	1.20%		1.48%	1.28%	1.27%
Total nonperforming assets / total assets	1.01%	1.14%		1.34%	1.22%	1.20%
Net charge-offs (annualized) / average portfolio loans	0.31%	0.43%		0.35%	0.46%	0.16%
Allowance for loan losses / nonperforming loans	149.37%	116.87%		96.16%	110.24%	115.60%
Capital ratios:
Shareholders’ equity / total assets	7.77%	8.00%		7.75%	6.88%	6.47%
Total capital / total assets	12.74%	12.45%		10.85%	10.48%	10.14%

*	As adjusted for Arrowhead Community Bank, Goshen Community Bank, Sunrise Bank of Albuquerque and Yuma Community Bank share exchanges consummated effective December 31, 2003.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects”, “intends”, “believes” and “should” which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol’s financial position, results of operations, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31
	2004	2003
INTEREST INCOME:
Portfolio loans (including fees)	$40,030	$38,385
Loans held for resale	423	762
Taxable investment securities	530	431
Federal funds sold	292	284
Other	174	124

Total interest income	41,449	39,986
INTEREST EXPENSE:
Deposits	8,790	11,002
Debt obligations and other	2,429	1,997

Total interest expense	11,219	12,999

Net interest income	30,230	26,987
PROVISION FOR LOAN LOSSES	3,508	1,890

Net interest income after provision for loan losses	26,722	25,097
NONINTEREST INCOME:
Service charges on deposit accounts	1,083	1,071
Trust fee income	881	522
Fees from origination of non-portfolio residential mortgage loans	1,272	2,237
Gain (loss) on sale of investment securities available for sale	(444)	3
Other	1,346	696

Total noninterest income	4,138	4,529
NONINTEREST EXPENSE:
Salaries and employee benefits	15,387	13,427
Occupancy	2,133	1,873
Equipment rent, depreciation and maintenance	1,367	1,165
Other	5,039	4,691

Total noninterest expense	23,926	21,156

Income before federal income taxes and minority interest	6,934	8,470
Federal income taxes	2,528	2,944

Income before minority interest	4,406	5,526
Minority interest in net loss (income) of consolidated subsidiaries	10	(213)

NET INCOME	$4,416	$5,313

NET INCOME PER SHARE
Basic	$0.32	$0.45

Diluted	$0.30	$0.44

CAPITOL BANCORP LIMITED
Consolidated Balance Sheets

	(Unaudited)
	March 31	December 31
	2004	2003
	(in thousands)
ASSETS
Cash and due from banks	$153,098	$145,896
Money market and interest-bearing deposits	12,741	13,570
Federal funds sold	158,605	124,157

Cash and cash equivalents	324,444	283,623
Loans held for resale	50,729	43,001
Investment securities:
Available for sale, carried at market value	66,086	83,386
Held for long-term investment, carried at amortized cost which approximates market value	11,405	9,821

Total investment securities	77,491	93,207
Portfolio loans:
Commercial	2,132,138	2,033,097
Real estate mortgage	145,531	143,343
Installment	69,309	71,000

Total portfolio loans	2,346,978	2,247,440
Less allowance for loan losses	(33,119)	(31,404)

Net portfolio loans	2,313,859	2,216,036
Premises and equipment	24,287	24,793
Accrued interest income	9,521	9,533
Goodwill and other intangibles	34,316	34,449
Other assets	33,153	32,420

TOTAL ASSETS	$2,867,800	$2,737,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$443,089	$435,599
Interest-bearing	1,932,762	1,853,065

Total deposits	2,375,851	2,288,664
Debt obligations:
Notes payable	111,674	92,774
Subordinated debentures	100,774	90,816

Total debt obligations	212,448	183,590
Accrued interest on deposits and other liabilities	14,959	14,965

Total liabilities	2,603,258	2,487,219
Minority interests in consolidated subsidiaries	41,626	30,946
STOCKHOLDERS’ EQUITY:
Common stock, no par value, 25,000,000 shares authorized;
issued and outstanding: 2004 - 14,093,000 shares	182,375	180,957
2003 - 14,028,000 shares
Retained earnings	45,442	43,135
Market value adjustment (net of tax effect) for investment securities available for sale (accumulated other comprehensive income)	112	(200)

	227,929	223,892
Less unearned compensation regarding restricted stock and other	(5,013)	(4,995)

Total stockholders’ equity	222,916	218,897

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,867,800	$2,737,062

CAPITOL BANCORP LIMITED
Allowance for Loan Losses and Asset Quality Data

ALLOWANCE FOR LOAN LOSSES ACTIVITY:

	2004	2003
	(in thousands)
Allowance for loan losses at January 1	$31,404	$28,953
Loans charged-off:
Commercial	(1,942)	(887)
Real estate mortgage	(2)	(21)
Installment	(55)	(96)

Total charge-offs	(1,999)	(1,004)
Recoveries:
Commercial	191	154
Real estate mortgage	—	—
Installment	15	41

Total recoveries	206	195

Net charge-offs	(1,793)	(809)
Additions to allowance charged to expense	3,508	1,890

Allowance for loan losses at March 31	$33,119	$30,034

Average total portfolio loans for period ended March 31	$2,302,115	$2,023,830

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	0.31%	0.16%

ASSET QUALITY:

	March 31	Dec 31
	2004	2003
	(in thousands)
Nonaccrual loans:
Commercial	$15,506	$19,852
Real estate	599	632
Installment	411	376

Total nonaccrual loans	16,516	20,860
Past due (≥90 days) loans:
Commercial	4,719	4,544
Real estate	728	1,083
Installment	210	385

Total past due loans	5,657	6,012

Total nonperforming loans	$22,173	$26,872

OREO and repossessed assets	6,783	4,288

Total nonperforming assets	$28,956	$31,160

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS:

	Three Months Ended
	March 31
	2004	2003
Numerator—net income for the period	$4,416,000	$5,313,000

Denominator:
Weighted average number of common shares outstanding, excluding unvested shares of restricted common stock (denominator for basic earnings per share)	13,795,195	11,697,756
Weighted average number of unvested shares of restricted common stock outstanding	267,226	—
Effect of other dilutive securities	569,121	438,359

Denominator for diluted net income per share—
Weighted average number of common shares and potential dilution	14,631,542	12,136,115

Number of antidilutive stock options excluded from diluted earnings per share computation	—	202,372

AVERAGE BALANCES:

	Three Months Ended
	March 31
	2004	2003
	(in thousands)
Portfolio loans	$2,302,115	$2,023,830
Earning assets	2,567,296	2,290,215
Total assets	2,780,437	2,474,789
Deposits	2,311,287	2,094,030
Stockholders’ equity	221,496	162,295

About Capitol Bancorp Limited

Capitol Bancorp Limited is a $2.9 billion community bank development company, with 31 individual bank charters operating in nine states as of April 1, 2004 with the completion of the acquisition of First Carolina State Bank. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital and mentors a community bank through its formative stages. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has headquarters in Lansing, Mich. and Phoenix, Ariz.

Capitol Bancorp’s operations include the following banks and loan production offices (LPO):

Community
In Arizona:
Arrowhead Community Bank	Glendale
Bank of Tucson	Tucson
Camelback Community Bank	Phoenix
East Valley Community Bank	Chandler
Mesa Bank	Mesa
Southern Arizona Community Bank	Tucson
Sunrise Bank of Arizona	Phoenix
Valley First Community Bank	Scottsdale
Yuma Community Bank	Yuma

In California:
Bank of Escondido	Escondido
Napa Community Bank	Napa
Sunrise Bank of San Diego	San Diego
Sunrise Bank - Orange County LPO	Irvine

In Georgia:
Sunrise Bank - Atlanta LPO	Atlanta

In Indiana:
Elkhart Community Bank	Elkhart
Goshen Community Bank	Goshen

In Michigan:
Ann Arbor Commerce Bank	Ann Arbor
Brighton Commerce Bank	Brighton
Capitol National Bank	Lansing
Detroit Commerce Bank	Detroit
Grand Haven Bank	Grand Haven
Kent Commerce Bank	Grand Rapids
Macomb Community Bank	Clinton Township
Muskegon Commerce Bank	Muskegon
Oakland Commerce Bank	Farmington Hills
Paragon Bank & Trust	Holland
Portage Commerce Bank	Portage

In Nevada:
Bank of Las Vegas	Las Vegas
Black Mountain Community Bank	Henderson
Desert Community Bank	Las Vegas
Red Rock Community Bank	Las Vegas

In New Mexico:
Sunrise Bank of Albuquerque	Albuquerque

In North Carolina:
First Carolina State Bank	Rocky Mount

In Texas:
Sunrise Bank - Dallas LPO	Dallas
Sunrise Bank - Houston LPO	Houston